Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statements (Nos. 333-57263 and 333-104114) of EMC Corporation on Form S-8 of our report dated June 28, 2004 relating to the financial statements of the EMC Corporation 401(k) Savings Plan as of and for the year ended December 31, 2003, appearing in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 28, 2004